Exhibit 99.1

CBS OUTDOOR REPORTS THIRD QUARTER 2014 RESULTS

Revenues of $336.5 million, up 0.2% on a comparable basis

Adjusted OIBDA of $106.9 million, down 3.6% on a comparable basis

AFFO of $70.2 million; Operating Income of $47.6 million; Net income of $248.3 million

Quarterly dividend of $0.37 per share to be paid December 15, 2014

REIT E&P purge dividend to be paid December 31, 2014

Completed financing and closed Van Wagner acquisition October 1

Announced new brand name – OUTFRONT Media

NEW YORK, November 4, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today reported results for the quarter ended September 30, 2014.

“With the closing of our Van Wagner acquisition, we believe we have the best assets, best audiences, and best people reflected by our new brand – Outfront Media. This brand captures our position perfectly – out front in technology, thought leadership, and innovation,” said Jeremy Male, Chairman & Chief Executive Officer. “Our third quarter results reflect the softer national trends we announced in September, which were offset by solid local growth and a notable improvement in our international properties. Looking forward, we are focusing all of our efforts on elevating and further building this leadership position to drive results for our clients and our shareholders.”

Third Quarter Results	Three Months Ended September 30
	2014			2013
$ in Millions	Reported	On a Comparable Basis[1]	REIT- Comparable Basis[2]	Reported	On a Comparable Basis[1,3]	REIT- Comparable Basis[1,2,3]
Revenues	$336.5	$336.5	$336.5	$338.2	$335.9	$335.9
Adjusted OIBDA	106.9	106.9	106.9	116.1	110.9	110.9
Operating Income	47.6	54.7	54.7	64.6	59.3	59.3
Net Income	248.3	254.9	25.9	37.2	17.8	33.0
Funds From Operations (FFO)	292.6	67.2	70.5	80.3	61.0	76.2
Adjusted FFO (AFFO)	70.2	70.2	75.5	78.2	67.7	83.6

See Notes on Page 6

Consolidated

Revenues of $336.5 million decreased $1.7 million, or 0.5%, on a reported basis and increased $0.6 million, or 0.2%, on a comparable basis for the third quarter of 2014 as compared to the same prior-year period. Billboard revenues of $237.2 million decreased $1.9 million, or 0.8%, on a reported basis and $0.2 million, or 0.1%, on a constant dollar basis. Transit & Other revenues of $99.3 million increased $0.2 million, or 0.2%, on a reported basis and $0.8 million, or 0.8%, on a constant dollar basis. Billboard revenues were essentially flat with an improvement in local sales and digital billboard revenues, offset by softer market conditions in national advertising and lower yields. Transit & Other revenues reflect these softer market conditions in national advertising, as well as $3.3 million net negative impact from a November 2013 sale of a transit shelter operation and the April 2014 non-renewal of an unprofitable contract.

Total Operating expenses and Selling, General and Administrative expenses (“SG&A”) of $232.3 million grew $7.6 million, or 3.4%, in the third quarter of 2014, primarily as a result of $5.2 million of incremental stand-alone costs, increased lease and transit franchise expenses due in part to the timing of accruals, higher production and maintenance costs, and increased compensation-related expenses.

On a comparable basis, Adjusted OIBDA of $106.9 million in the third quarter of 2014 decreased $4.0 million or 3.6% and the Adjusted OIBDA margin of 31.8% decreased from 32.8% on a comparable basis in the third quarter of 2013.

Segment Results

United States

Revenues of $296.3 million were essentially flat in the third quarter of 2014 as compared to the same prior-year period. Higher revenues from local sales and digital conversions were offset by softer market conditions in national advertising, lower billboard yields, and $3.3 million of net negative impact from the November 2013 sale of a transit shelter operation and the April 2014 non-renewal of an unprofitable contract. Adjusted OIBDA on a comparable basis decreased $4.6 million, or 4.1%, to $106.3 million in the third quarter of 2014 as compared to the same prior-year period. Adjusted OIBDA was impacted by increased compensation-related expenses and higher transit franchise expenses.

International

Revenues of $40.2 million decreased $1.5 million, or 3.6%, in the third quarter of 2014 as compared to the same prior-year period due primarily to foreign currency exchange. Revenues increased $0.8 million, or 2.0%, on a constant dollar basis, led by solid growth in South America and positive growth in Mexico, offset by a slight decline in Canada. Adjusted OIBDA decreased $1.6 million to $6.3 million in the third quarter of 2014 as compared to the same prior-year period due in part to geographic mix, increased billboard lease and transit franchise costs, higher compensation expenses, and a higher provision for bad debt expense relative to last year, as 2013 benefited from an improved trend in receivable collections.

Corporate

Corporate costs, excluding stock-based compensation, restructuring, and Van Wagner acquisition costs, increased $0.3 million to $5.7 million in the third quarter of 2014 compared to the same prior-year period.

Interest Expense

Net Interest expense in the third quarter of 2014 was $26.3 million as compared to net interest income of $0.1 million in the same prior-year period, reflecting the incurrence of $1.6 billion of indebtedness on January 31, 2014 and the incurrence of $7.6 million of commitment and other fees associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Van Wagner acquisition in the event we did not complete the offering of our new senior notes. The weighted average cost of debt at September 30, 2014, was 4.2%.

Income Taxes

On April 16, 2014, the Internal Revenue Service issued a private letter ruling with respect to certain issues relevant to our ability to qualify as a real estate investment trust (“REIT”). On July 16, 2014, we ceased to be a member of the CBS Corporation consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014 and ending December 31, 2014.

As a result of our REIT conversion on July 17, 2014, income taxes in the third quarter of 2014 included a non-cash benefit of $232.3 million from the reversal of substantially all our net deferred income tax liabilities. Excluding this non-cash benefit, the provision for income taxes was $5.9 million, or an effective income tax rate of 27.7% in the third quarter of 2014 compared to 43.9% in the third quarter of 2013. The effective income tax rate would have been 10.9% and 4.5% for the three months ended September 30, 2014 and 2013, respectively, had we been operating as a REIT for both periods.

Net Income per Common Share

Net income attributable to common shareholders was $248.3 million in the third quarter of 2014, which included a $232.3 million reversal of deferred taxes. Net income for the third quarter of 2014 was also impacted by the incurrence of interest expense, incremental stand-alone costs, restructuring charges, Van Wagner acquisition costs, and lower taxes due to our conversion to a REIT. Net income on a comparable basis was $17.8 million for the three months ended September 30, 2013. Net Income on a comparable basis would have been $25.9 million and $33.0 million for the three months ended September 30, 2014 and 2013, respectively, had we been operating as a REIT for both periods. Diluted weighted average shares outstanding were 120.7 million for the three months ended September 30, 2014. Net income per diluted weighted average share was $0.21 for the three months ended September 30, 2014 compared to $0.27 for the three months ended September 30, 2013 on a comparable basis had we been operating as a REIT for both periods.

FFO & AFFO

FFO was $292.6 million in the third quarter of 2014, an increase of $212.3 million, or 264.4%, from the same prior-year period, driven primarily by the $232.3 million reversal of deferred taxes. FFO would have been $70.5 million in the third quarter of 2014, a decrease of 7.5% as compared to the same prior-year period had we been operating as a REIT for both periods. AFFO was $70.2 million in the third quarter of 2014, a decrease of 10.2% from the same prior-year period due to higher interest costs and incremental stand-alone costs, partially offset by lower taxes due to our conversion to a REIT. AFFO would have been $75.5 million in the third quarter of 2014, a decrease of 9.7% as compared to the same prior-year period had we been operating as a REIT for both periods.

Cash Flow & Capital Expenditures

Net cash flow provided by operating activities was $184.5 million for the nine months ended September 30, 2014 compared to $178.7 million during the same prior-year period, due primarily to improved working capital and lower cash taxes offset by lower net income as adjusted for the deferred tax reversal. Total capital expenditures increased $2.1 million to $43.6 million.

Dividends

On October 29, 2014, we announced that our board of directors declared a quarterly dividend of $0.37 per share on our common stock, payable on December 15, 2014, to shareholders of record on November 18, 2014.

Also on October 29, 2014, our board of directors approved a special dividend on our common stock of $547.7 million, or $4.56 per share based on the number of shares then outstanding, in connection with the Company’s previously announced conversion to a REIT. The special dividend is payable on December 31, 2014, to shareholders of record on November 20, 2014. The special dividend is in the amount of the Company’s accumulated earnings and profits as of July 17, 2014, the date the Company began operating in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes (the “E&P Purge”). Shareholders will have the option to elect to receive their special dividend in all cash or all stock, however the aggregate amount of cash to be distributed will be equal to approximately 20% of the special dividend, or $109.5 million (consisting of $100.0 from the initial public offering proceeds and $9.5 million that will be transferred from CBS Corporation to the Company prior to the distribution to shareholders), with the balance of the special dividend payable in the form of common stock.

Balance Sheet and Liquidity

As of September 30, 2014, the Company’s liquidity position included cash of $272.2 million (including $100.0 million from the initial public offering proceeds for the estimated cash portion of the E&P purge) and an undrawn $425.0 million revolving credit facility. Total debt outstanding at September 30, 2013 was $1.6 billion, consisting of $798.2 million in term loans and $800.0 million of senior unsecured notes. Subsequent to the end of the third quarter of 2014, on October 1, 2014, in connection with the completion of our acquisition of certain outdoor advertising businesses from Van Wagner, subsidiaries of the Company issued $150.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 and $450.0 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2025.

Conference Call

The Company will host a conference call to discuss the results on November 4, 2014, at 4:30 p.m. Eastern Time. The conference call number is (888) 500-6974 (U.S. callers) and (719) 325-2100 (International callers) and the passcode for both is 3699766. Live and replay versions of the conference call will be webcast in the Investor Relations section of www.cbsoutdoor.com.

Supplemental Materials

In addition to this press release, the Company has provided a supplemental investor presentation which can be viewed on the Company’s web site, www.cbsoutdoor.com.

About CBS Outdoor Americas Inc.

CBS Outdoor (NYSE: CBSO) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. On November 20, 2014, the Company’s name will change to Outfront Media Inc., it will begin trading on the New York Stock Exchange under the symbol “OUT” and its website will become www.outfrontmedia.com.

Contact:
Investors:	Media:
Gregory Lundberg	Carly Zipp
Senior Vice President, Investor Relations	Director of Communications
(212) 297-6441	(212) 297-6479
greg.lundberg@cbsoutdoor.com	carly.zipp@cbsoutdoor.com

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, this press release and the accompanying tables include non-GAAP financial measures as described below. We calculate revenues on a constant dollar basis as reported revenues excluding the impact of foreign currency exchange rates between periods. We provide constant dollar revenues to understand the underlying growth rate of revenue excluding the impact of changes in foreign currency exchange rates between periods, which are not under management’s direct control. Our management believes constant dollar revenues are useful to users because it enables them to better understand the level of growth of our business period to period. We calculate same-site revenues by adjusting to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”). We provide same-site revenues to understand the underlying growth rate of revenue excluding the impact of non-comparable revenues. Our management believes same-site revenues are useful to users because it enables them to better understand the level of growth of our business period to period. We calculate Adjusted OIBDA as operating income before depreciation, amortization, net (gains) losses on dispositions, stock-based compensation, restructuring charges and costs related to the Van Wagner acquisition. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier for users to compare our results with other companies that have different financing and capital structures or tax rates. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Van Wagner acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO, AFFO and related per adjusted weighted average share amounts, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. We present weighted average shares on an adjusted basis for basic earnings per share (“EPS”) to give effect to the 23,000,000 shares issued on April 2, 2014, in connection with the initial public offering and the 97,000,000 shares outstanding after our stock split, and on an adjusted basis for diluted EPS to also give effect to dilutive potential shares from grants of restricted share units, performance-based restricted share units and stock options. We also present FFO, AFFO and net income per adjusted weighted average share for basic and diluted EPS. Our management believes that these presentations are useful in evaluating our business because they allow users to evaluate our basic and diluted per share results after giving effect to the issuance of shares of our common stock in connection with our initial public offering, which increased our outstanding shares of common stock. We calculate operating income, Adjusted OIBDA, FFO, AFFO and net income, and related per adjusted weighted average share amounts, in the three months and nine months ended September 30, 2013 and 2014, on a comparable basis, by adjusting to (1) exclude net (gains) loss on dispositions incurred in the three months and nine months ended September 30, 2013 and 2014 (which included a significant net gain of $9.8 million incurred in the first nine months of 2013 on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey), (2) exclude restructuring charges of $6.2 million ($5.6 million, net of tax) and costs related to the Van Wagner acquisition of $1.4 million ($1.3 million, net of tax) incurred in the three and nine months ended September 30, 2014, (3) include incremental costs associated with operating as a stand-alone public company of $5.2 million incurred in the three months ended September 30, 2014, and $14.2 million in the nine months ended September 30, 2014, and interest expense of $26.4 million incurred in the three months ended September 30, 2014, and $57.3 million in the nine months ended September 30, 2014, relating to our entry into our senior credit facilities, the issuance of our senior notes in the first quarter of 2014 and the lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Van Wagner acquisition in the event we did not complete the offering of the new senior notes, (4) with respect to FFO and related per adjusted weighted average share amounts only, exclude an income tax benefit from the reversal of deferred tax liabilities due to our REIT conversion of $232.3 million and (5) with respect to AFFO and related per adjusted weighted average share amounts only, include amortization of deferred financing costs incurred in the three months and nine months ended September 30, 2014, of $8.8 million and $10.7 million, respectively. Our management believes these adjusted presentations are useful in evaluating our business because they allow users to compare our operating performance for 2013 against the operating performance of the periods presented for 2014, taking into account certain significant costs arising as a result of our separation from CBS Corporation and the Van Wagner acquisition, as well as our REIT conversion. We calculate net income, FFO and AFFO and related per adjusted weighted average share amounts, on a REIT-comparable basis, by further adjusting net income, FFO and AFFO and related per adjusted weighted average share amounts, on a comparable basis, to exclude income taxes that would not have been incurred had we been operating as a REIT in the three and nine months ended September 30, 2013 and 2014. Our management believes these adjusted presentations are useful in evaluating our business because, in light of our REIT conversion on July 17, 2014, they allow users to compare our operating performance using the REIT tax treatment that would have applied if we were operating as a REIT for the periods presented. Since adjusted weighted average shares, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO, FFO, AFFO and net income per adjusted weighted average share for basic and diluted EPS, constant dollar revenues, same-site revenues, and, on a comparable basis, operating income, net income, Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, and net income, FFO and AFFO and related per adjusted weighted average share amounts, on a REIT-comparable basis, are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, weighted average shares outstanding for basic and diluted EPS, operating income, net income, revenues and net income per common share for basic and diluted EPS, the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our REIT status and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adjustments to the amount and timing of the special dividend that could require an additional dividend to complete the Company’s accumulated earnings and profits distribution in accordance with REIT requirements; the expected timing of completing our rebranding; the anticipated benefits associated with our rebranding may not be realized; integrating the outdoor advertising business of Van Wagner may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Van Wagner acquisition may not be fully realized; unknown risks inherent in the Van Wagner acquisition, or certain assumptions with respect to the outdoor advertising business of Van Wagner that may prove to be inaccurate; declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; taxes, fees and registration requirements; our ability to obtain and renew key municipal concessions on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; risks related to future acquisitions and other strategic transactions; time and resources to comply with rules and regulations as a stand-alone public company; incremental costs incurred as a stand-alone public company; dependence on our management team and advertising executives; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; we may not realize the expected benefits of our separation from CBS Corporation; hedging transactions; establishing an operating partnership; asset impairment charges for goodwill; diverse risks in our international business; a breach of our security measures; we have a limited right to use the CBS Corporation mark and logo; the financial information included in our filings with the Securities and Exchange Commission (the “SEC”) may not be a reliable indicator of our future results; cash available for distributions; legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service (“IRS”); our failure to remain qualified to be taxed as a REIT; REIT ownership limits; dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; our ability to hedge effectively; stock price fluctuations resulting from sales of our common stock to cover taxes owed on dividends; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; we may not be able to engage in desirable strategic or capital-raising transactions as a result of our separation from CBS Corporation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions; and other factors described in our filings with the SEC, including but not limited to the sections entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and in our prospectus filed with the SEC on July 7, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

NOTES TO COVER TABLE

1.	Presents operating income, Adjusted OIBDA, FFO, AFFO and net income, in the three months and nine months ended September 30, 2013 and 2014, on a comparable basis, by adjusting to (1) exclude net (gains) loss on dispositions incurred in the three months and nine months ended September 30, 2013 and 2014 (which included a significant net gain of $9.8 million incurred in the first nine months of 2013 on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey), (2) exclude restructuring charges of $6.2 million ($5.6 million, net of tax) and costs related to the Van Wagner acquisition of $1.4 million ($1.3 million , net of tax) incurred in the three and nine months ended September 30, 2014, (3) include incremental costs associated with operating as a stand-alone public company of $5.2 million incurred in the three months ended September 30, 2014, and $14.2 million in the nine months ended September 30, 2014, and interest expense of $26.4 million incurred in the three months ended September 30, 2014, and $57.3 million in the nine months ended September 30, 2014, relating to our entry into our senior credit facilities, the issuance of our senior notes in the first quarter of 2014 and the lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Van Wagner acquisition in the event we did not complete the offering of the new senior notes, (4) with respect to FFO only, exclude an income tax benefit from the reversal of deferred tax liabilities due to our REIT conversion of $232.3 million and (5) with respect to AFFO only, include amortization of deferred financing costs incurred in the three months and nine months ended September 30, 2014, of $8.8 million and $10.7 million, respectively.

2.	Presents net income, FFO and AFFO, on a REIT-comparable basis, by further adjusting net income, FFO and AFFO, on a comparable basis, to exclude income taxes that would not have been incurred had we been operating as a REIT in the three and nine months ended September 30, 2013 and 2014.

3.	Presents revenues for the three months ended September 30, 2013 by using a constant dollar basis, which is calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.

See “Non-GAAP Financial Measures” for an explanation of these non-GAAP financial measures, and see Exhibits 4-6 in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenues:
Billboard	$237.2	$239.1	$690.2	$685.8
Transit and other	99.3	99.1	268.6	264.3

Total revenues	336.5	338.2	958.8	950.1
Expenses:
Operating	177.2	170.9	512.3	504.5
Selling, general and administrative	55.1	53.8	161.1	146.8
Restructuring charges	6.2	—	6.2	—
Acquisition costs	1.4	—	1.4	—
Net gain on dispositions	(0.5)	(0.1)	(1.4)	(9.8)
Depreciation	26.7	26.4	79.3	78.3
Amortization	22.8	22.6	67.3	68.2

Total expenses	288.9	273.6	826.2	788.0

Operating income	47.6	64.6	132.6	162.1
Interest (expense) income	(26.3)	0.1	(57.3)	—
Other income (expense), net	—	0.2	(0.5)	—

Income before provision for income taxes and equity in earnings of investee companies	21.3	64.9	74.8	162.1
Benefit (provision) for income taxes	226.4	(28.5)	202.9	(70.5)
Equity in earnings of investee companies, net of tax	0.6	0.8	1.4	1.9

Net income	$248.3	$37.2	$279.1	$93.5

Net income per common share:
Basic	$2.07	$0.31	$2.49	$0.83

Diluted	$2.06	$0.31	$2.47	$0.83

Weighted average shares outstanding:
Basic	120.0	120.0	112.3	112.3

Diluted	120.7	120.7	112.8	112.8

Net income per adjusted weighted average share(a):
Basic	$2.07	$0.31	$2.33	$0.78

Diluted	$2.06	$0.31	$2.32	$0.78

Adjusted weighted average shares(a):
Basic	120.0	120.0	120.0	120.0

Diluted	120.7	120.7	120.5	120.5

See Notes on Page 15

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	As of
(in millions)	September 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$272.2	$29.8
Receivables, less allowance ($14.9 in 2014 and $15.7 in 2013)	175.6	178.8
Deferred income tax assets, net	2.0	24.5
Prepaid lease and transit franchise costs	75.9	62.7
Other prepaid expenses	22.7	15.5
Other current assets	12.4	5.9

Total current assets	560.8	317.2
Property and equipment, net	704.4	755.4
Goodwill	1,860.4	1,865.7
Intangible assets	320.1	364.4
Other assets	77.1	52.8

Total assets	$3,522.8	$3,355.5

Liabilities:
Current liabilities:
Accounts payable	$54.3	$80.0
Accrued compensation	28.4	28.2
Accrued interest	28.4	0.1
Accrued lease costs	18.1	17.7
Other accrued expenses	42.6	37.7
Deferred revenues	25.7	22.9
Other current liabilities	40.4	25.6

Total current liabilities	237.9	212.2
Long-term debt	1,598.2	—
Deferred income tax liabilities, net	22.8	288.5
Asset retirement obligation	32.3	31.7
Other liabilities	64.6	68.7

Total liabilities	1,955.8	601.1
Commitments and contingencies
Stockholders’ equity/invested equity:
Common stock (2014 - 450.0 shares authorized, and 120.0 shares issued and outstanding; 2013 - no shares authorized, issued or outstanding)	1.2	—
Additional paid-in capital	1,456.6	—
Retained earnings	188.4	—
Invested capital	—	2,829.5
Accumulated other comprehensive loss	(79.2)	(75.1)

Total stockholders’ equity	1,567.0
Total invested equity	—	2,754.4

Total liabilities and stockholders’ equity/invested equity	$3,522.8	$3,355.5

Exhibit 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2014	2013
Operating activities:
Net income	$279.1	$93.5
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	146.6	146.5
Deferred tax benefit	(246.4)	4.7
Stock-based compensation	10.9	5.8
Provision for doubtful accounts	2.3	0.3
Net gain on dispositions	(1.4)	(9.8)
Equity in earnings of investee companies, net of tax	(1.4)	(1.9)
Distributions from investee companies	3.2	3.9
Amortization of deferred financing costs and debt discount	10.7	—
Change in assets and liabilities, net of investing and financing activities	(19.1)	(64.3)

Net cash flow provided by operating activities	184.5	178.7

Investing activities:
Capital expenditures (h)	(43.6)	(41.5)
Acquisitions	—	(10.7)
Proceeds from dispositions	2.3	11.1

Net cash flow used for investing activities	(41.3)	(41.1)

Financing activities:
Proceeds from IPO	615.0	—
Proceeds from long-term debt borrowings	1,598.0	—
Deferred financing fees	(24.8)	—
Excess tax benefit from stock-based compensation	—	5.5
Distribution of debt and IPO proceeds to CBS	(2,038.8)	—
Net cash contribution from (distribution to) CBS	39.8	(138.6)
Dividends	(88.8)	—

Net cash flow provided by (used for) financing activities	100.4	(133.1)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.6)

Net increase (decrease) in cash and cash equivalents	242.4	3.9
Cash and cash equivalents at beginning of period	29.8	20.2

Cash and cash equivalents at end of period	$272.2	$24.1

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$31.4	$75.3
Cash paid for interest	25.6	—

Non-cash investing and financing activities:
Accrued purchases of property and equipment	$3.5	$1.7

See Notes on Page 15

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	Three months ended September 30, 2014
(in millions)	U.S.	International	Corporate	Consolidated
Revenues:
Billboard	$205.9	$31.3	$—	$237.2
Transit and other	90.4	8.9	—	99.3

Total revenues	296.3	40.2	—	336.5
Non-comparable revenues(b)	(1.7)	—	—	(1.7)

Same-site revenues(c)	$294.6	$40.2	$—	$334.8

Operating income (loss)	$64.3	$(0.7)	$(16.0)	$47.6
Restructuring charges	—	—	6.2	6.2
Acquisition costs	—	—	1.4	1.4
Net (gain) loss on dispositions	(0.5)	—	—	(0.5)
Depreciation and amortization	42.5	7.0	—	49.5
Stock-based compensation	—	—	2.7	2.7

Adjusted OIBDA	$106.3	$6.3	$(5.7)	$106.9

Adjusted OIBDA margin	35.9%	15.7%	*	31.8%
Capital expenditures (h)	$12.8	$1.5	$—	$14.3

	Three months ended September 30, 2013
(in millions)	U.S.	International	Corporate	Consolidated	In Constant $(d)
Revenues:
Billboard	$206.6	$32.5	$—	$239.1	$237.4
Transit and other	89.9	9.2	—	99.1	98.5

Total revenues	296.5	41.7	—	338.2	$335.9

Non-comparable revenues(b)	(5.6)	—	—	(5.6)

Same-site revenues(c)	$290.9	$41.7	$—	$332.6

Operating income (loss)	$72.0	$0.6	$(8.0)	$64.6
Net (gain) loss on dispositions	(0.2)	0.1	—	(0.1)
Depreciation and amortization	41.8	7.2	—	49.0
Stock-based compensation	—	—	2.6	2.6

Adjusted OIBDA	113.6	7.9	(5.4)	116.1
Incremental stand-alone costs	(2.7)	—	(2.5)	(5.2)

Adjusted OIBDA, on a comparable basis	$110.9	$7.9	$(7.9)	$110.9

Adjusted OIBDA margin	38.3%	18.9%	*	34.3%
Adjusted OIBDA margin, on a comparable basis	37.4%	18.9%	*	32.8%
Capital expenditures (h)	$10.2	$2.4	$—	$12.6

See Notes on Page 15

	Nine months ended September 30,
	2014
(in millions)	U.S.	International	Corporate	Consolidated
Revenues:
Billboard	$599.7	$90.5	$—	$690.2
Transit and other	242.7	25.9	—	268.6

Total Revenues	842.4	116.4	—	958.8
Non-comparable revenues(b)	(5.2)	—	—	(5.2)

Same-site revenues(c)	$837.2	$116.4	$—	$953.6

Operating income (loss)	$168.5	$(3.8)	$(32.1)	$132.6
Restructuring charges	—	—	6.2	6.2
Acquisition costs	—	—	1.4	1.4
Net (gain) loss on dispositions	(1.3)	(0.1)	—	(1.4)
Depreciation and amortization	125.8	20.8	—	146.6
Stock-based compensation	—	—	7.4	7.4

Adjusted OIBDA	$293.0	$16.9	$(17.1)	$292.8

Adjusted OIBDA margin	34.8%	14.5%	*	30.5%
Capital expenditures (h)	$37.4	$6.2	$—	$43.6

	Nine months ended September 30,
	2013
(in millions)	U.S.	International	Corporate	Consolidated	In Constant $(d)
Revenues:
Billboard	$589.8	$96.0	$—	$685.8	$678.6
Transit and other	237.8	26.5	—	264.3	262.1

Total revenues	827.6	122.5	—	950.1	$940.7

Non-comparable revenues(b)	(14.2)	—	—	(14.2)

Same-site revenues(c)	$813.4	$122.5	$—	$935.9

Operating income (loss)	$185.4	$(1.9)	$(21.4)	$162.1
Net (gain) loss on dispositions	(10.0)	0.2	—	(9.8)
Depreciation and amortization	124.8	21.7	—	146.5
Stock-based compensation	—	—	5.8	5.8

Adjusted OIBDA	300.2	20.0	(15.6)	304.6
Incremental stand-alone costs	(5.6)	—	(8.6)	(14.2)

Adjusted OIBDA, on a comparable basis	$294.6	$20.0	$(24.2)	$290.4

Adjusted OIBDA margin	36.3%	16.3%	*	32.1%
Adjusted OIBDA margin, on a comparable basis	35.6%	16.3%	*	30.6%
Capital expenditures (h)	$37.5	$4.0	$—	$41.5

See Notes on Page 15

Exhibit 5: NON-GAAP CONSOLIDATED ADJUSTED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2013							2014
(in millions, except per share amounts)	Reported	Net Gain on Disposi- tions (e)	Stand- Alone Costs (f)	Interest Expense (g)	Compar- able	REIT Tax Adjust- ment (i)	REIT - Comparable	Reported	Net Gain on Disposi- tions(e)	Restruct- uring Charges (j)	Costs Related to the Acquisi- tion (k)	Compar- able	REIT Tax Adjust- ment (i)	REIT Comparable
Revenues	$338.2	$—	$—	$—	$338.2	$—	$338.2	$336.5	$—	$—	$—	$336.5	$—	$336.5
Operating	170.9				170.9		170.9	177.2				177.2		177.2
Selling, general and administrative	53.8		5.2		59.0		59.0	55.1				55.1		55.1
Restructuring charges	—				—		—	6.2		(6.2)		—		—
Acquisition costs	—				—		—	1.4			(1.4)	—		—
Net gain on dispositions	(0.1)	0.1			—		—	(0.5)	0.5			—		—
Depreciation	26.4				26.4		26.4	26.7				26.7		26.7
Amortization	22.6				22.6		22.6	22.8				22.8		22.8

Operating income	64.6	(0.1)	(5.2)	—	59.3	—	59.3	47.6	(0.5)	6.2	1.4	54.7	—	54.7
Interest expense	0.1			(26.4)	(26.3)		(26.3)	(26.3)				(26.3)		(26.3)
Other expense, net	0.2				0.2		0.2	0.0				—		—

Income before provision for income taxes and equity in earnings of investee companies	64.9	(0.1)	(5.2)	(26.4)	33.2	—	33.2	21.3	(0.5)	6.2	1.4	28.4	—	28.4
Benefit (provision) for income taxes	(28.5)	—	2.0	10.3	(16.2)	14.7	(1.5)	226.4	0.2	(0.6)	(0.1)	225.9	(229.0)	(3.1)
Equity in earnings in investee companies, net of tax	0.8				0.8	0.5	1.3	0.6				0.6	—	0.6

Net income	$37.2	$(0.1)	$(3.2)	$(16.1)	$17.8	$15.2	$33.0	$248.3	$(0.3)	$5.6	$1.3	$254.9	(229.0)	$25.9

Net income per common share(l):
Basic	$0.31				$0.15		$0.28	$2.07						$0.22

Diluted	$0.31				$0.15		$0.27	$2.06						$0.21

Net income per adjusted weighted average share(a)(m)(q):
Basic					$0.15		$0.28	$2.07						$0.22

Diluted					$0.15		$0.27	$2.06						$0.21

See Notes on Page 15

NON-GAAP CONSOLIDATED ADJUSTED STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2013							2014
(in millions, except per share amounts)	Reported	Net Gain on Disposi- tions (e)	Stand- Alone Costs (f)	Interest Expense (g)	Compar- able	REIT Tax Adjust- ment (i)	REIT - Comparable to 2014	Reported	Net Gain on Disposi- tions(e)	Restruct- uring Charges (j)	Costs Related to the Acquisi- tion(k)	Compar- able	REIT Tax Adjust- ment (i)	REIT Comparable
Revenues	$950.1	$—	$—	$—	$950.1	$—	$950.1	$958.8	$—	$—	$—	$958.8	$—	$958.8
Operating	504.5				504.5		504.5	512.3				512.3		512.3
Selling, general and administrative	146.8		14.2		161.0		161.0	161.1				161.1		161.1
Restructuring charges	—				—		—	6.2		(6.2)		—		—
Acquisition costs	—				—		—	1.4			(1.4)	—		—
Net gain on dispositions	(9.8)	9.8			—		—	(1.4)	1.4			—		—
Depreciation	78.3				78.3		78.3	79.3				79.3		79.3
Amortization	68.2				68.2		68.2	67.3				67.3		67.3

Operating income	162.1	(9.8)	(14.2)	—	138.1	—	138.1	132.6	(1.4)	6.2	1.4	138.8	—	138.8
Interest expense	—			(57.3)	(57.3)		(57.3)	(57.3)				(57.3)		(57.3)
Other expense, net	—				—		—	(0.5)				(0.5)		(0.5)

Income before provision for income taxes and equity in earnings of investee companies	162.1	(9.8)	(14.2)	(57.3)	80.8	—	80.8	74.8	(1.4)	6.2	1.4	81.0	—	81.0
Benefit (provision) for income taxes	(70.5)	4.1	5.7	23.0	(37.7)	31.9	(5.8)	202.9	0.4	(0.6)	(0.1)	202.6	(206.8)	(4.2)
Equity in earnings in investee companies, net of tax	1.9				1.9	1.2	3.1	1.4				1.4	0.4	1.8

Net income	$93.5	$(5.7)	$(8.5)	$(34.3)	$45.0	$33.1	$78.1	$279.1	$(1.0)	$5.6	$1.3	$285.0	(206.4)	$78.6

Net income per common share(l):
Basic	$0.83				$0.40		$0.70	$2.49						$0.70

Diluted	$0.83				$0.40		$0.69	$2.47						$0.70

Net income per adjusted weighted average share(a)(m)(q):
Basic					$0.38		$0.65	$2.33						$0.66

Diluted					$0.37		$0.65	$2.32						$0.65

See Notes on Page 15

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Net income	$248.3	$37.2	$279.1	$93.5
Depreciation of billboard advertising structures	24.8	24.8	73.6	73.2
Amortization of real estate related intangible assets	10.7	11.0	32.2	32.5
Amortization of direct lease acquisition costs	8.8	7.2	24.2	22.7
Net (gain) loss on disposition of billboard advertising structures, net of tax	(0.2)	(0.1)	(0.4)	(5.7)
Adjustment related to equity-based investments	0.2	0.2	0.6	0.6

FFO	292.6	80.3	409.3	216.8
Restructuring charges, net of tax(n)	5.6	—	5.6	—
Acquisition costs, net of tax(k)	1.3	—	1.3	—
Income tax benefit from reversal of deferred tax liabilities due to REIT conversion	(232.3)	—	(232.3)	—
Incremental stand-alone costs, net of tax(o)	—	(3.2)	—	(8.5)
Incremental interest expense, net of tax(p)	—	(16.1)	—	(34.3)

FFO on a comparable basis	67.2	61.0	183.9	174.0
REIT tax adjustment(i)	3.3	15.2	25.9	33.1

REIT Comparable - FFO	$70.5	$76.2	$209.8	$207.1

FFO	$292.6	$80.3	$409.3	$216.8
Adjustment for deferred income taxes	(233.5)	0.1	(246.4)	(8.8)
Cash paid for direct lease acquisition costs	(8.1)	(7.4)	(24.3)	(24.1)
Maintenance capital expenditures (h)	(5.1)	(4.3)	(15.4)	(14.2)
Restructuring charges - severance, net of tax	2.4	—	2.4	—
Acquisition costs, net of tax(k)	1.3	—	1.3	—
Other depreciation	1.9	1.6	5.7	5.1
Other amortization	3.3	4.4	10.9	13.0
Stock-based compensation	6.2	2.6	10.9	5.8
Non-cash effect of straight-line rent	(0.2)	0.4	(0.7)	1.0
Accretion expense	0.6	0.5	1.7	1.8
Amortization of deferred financing costs	8.8	—	10.7	—

AFFO	70.2	78.2	166.1	196.4
Incremental stand-alone costs, net of tax(o)	—	(3.2)	—	(8.5)
Incremental interest expense, net of tax(p)	—	(16.1)	—	(34.3)
Amortization of deferred financing costs	—	8.8	—	10.7

AFFO on a comparable basis	70.2	67.7	166.1	164.3
REIT tax adjustment(i)	5.3	15.9	41.7	42.6

REIT Comparable - AFFO	$75.5	$83.6	$207.8	$206.9

FFO on a comparable basis, per adjusted weighted average share(a)(m)(q):
Basic	$0.56	$0.51	$1.53	$1.45
Diluted	$0.56	$0.51	$1.53	$1.44
AFFO on a comparable basis, per adjusted weighted average share(a)(m)(q):
Basic	$0.59	$0.56	$1.38	$1.37
Diluted	$0.58	$0.56	$1.38	$1.36

See Notes on Page 15

NOTES TO EXHIBITS

a)	Adjusted weighted average shares includes the 23,000,000 shares issued in connection with the initial public offering (“IPO”) and the 97,000,000 shares outstanding after our stock split for basic earnings per share (“EPS”) and adjusted weighted average shares for diluted EPS also includes dilutive potential shares from grants of restricted share units (“RSUs”), performance-based restricted share units (“PRSUs”) and stock options.

b)	Includes $0.6 million for the three months ended September 30, 2014, and $2.8 million for the nine months ended September 30, 2014, related to the November 2013 sale of our transit shelter operations in the greater Los Angeles area and the April 2014 non-renewal of an unprofitable contract. Includes $3.9 million for the three months ended September 30, 2013, and $10.2 million for the nine months ended September 30, 2013, related to the November 2013 sale of our transit shelter operations in the greater Los Angeles area and the April 2014 non-renewal of an unprofitable contract.

c)	Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”).

d)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.

e)	Adjustment to exclude Net gain on dispositions incurred in 2013 and 2014, as applicable.

f)	Adjustment to reflect incremental stand-alone costs at the same level as 2014.

g)	Adjustment to reflect incremental interest expense at the same level as 2014.

h)	Prior period amounts have been revised to the current presentation to reflect non-cash purchases of property, plant and equipment.

i)	Adjustment to reflect tax balances as if we had been operating as a REIT for all respective periods.

j)	Adjustment to reflect Restructuring charges.

k)	Adjustment to reflect costs related to the Van Wagner acquisition.

l)	Weighted average shares outstanding for basic EPS was 120.0 million shares and for diluted EPS was 120.7 million shares for the three months ended September 30, 2013 and 2014. Weighted average shares for basic EPS was 112.3 million shares and for diluted EPS was 112.8 million shares for the nine months ended September 30, 2013 and 2014.

m)	Adjusted weighted average shares for basic EPS was 120.0 million shares and for diluted EPS was 120.7 million shares for the three months ended September 30, 2013 and 2014. Adjusted weighted average shares for basic EPS was 120.0 million shares and for diluted EPS was 120.5 million shares for the nine months ended September 30, 2013 and 2014.

n)	Restructuring charges relate to the severance of an executive and includes stock-based compensation of $3.5 million.

o)	Adjustment to reflect incremental costs to operate as a stand-alone company, net of tax, at the same level as 2014.

p)	Adjustment to reflect incremental interest expense, net of tax, at the same level as 2014.

q)	On March 14, 2014, our board of directors declared a 970,000 to 1 stock split. As a result of the stock split, the 100 shares of our common stock then outstanding were converted into 97,000,000 shares of our common stock. The effects of the stock split have been applied retroactively to all reported periods for EPS purposes.

*	Calculation not meaningful